Filed Pursuant To Rule 433
Registration No. 333-153150
March 12, 2009

Gold Investing Made Easy

What are SPDR(r) Gold Shares?

What are SPDR(r) Gold Shares? Sponsored by World Gold Trust Services, LLC, a wholly owned subsidiary of the World Gold Council Marketed by State Street Global Markets, LLC, an affiliate of State Street Global Advisors "The vision of SPDR(r) Gold Shares is to establish a platform that provides all investors with a relatively simple, cost-effective means to participate in the gold market, such that the existing barriers of utilizing gold as a practical asset class and trading tool are reduced."

What are SPDR(r) Gold Shares? Sponsored by World Gold Trust Services LLC Exchange traded securities (NYSE Arca Ticker: GLD) Each share represents a fractional, undivided interest in a trust, the primary asset of which is allocated (or secured) gold Initial price of 1 GLD = price of 1/10th ounce of gold bullion Designed to track the price of gold, net of Trust expenses The Trust's assets consist primarily of allocated London Good Delivery 400oz bars Custody provided by HSBC Bank USA The global parent of HSBC Bank USA is HSBC Holdings plc, one of the largest banking and financial services organizations in the world

State Street Global Advisors Overview The largest institutional asset manager in the world with over $1.4 trillion in assets under management* International presence with nine global investment centers and offices in 28 cities worldwide Institutional-caliber products and services A full range of risk/return solutions Separately Managed Accounts Mutual Funds Exchange Traded Funds (ETFs) One of the largest global managers of Exchange Traded Funds 30.0% of US ETF market share and $159.4B in AUM^ First to introduce ETFs to the market, together with the American Stock Exchange, in 1993 Manage the first and largest ETF, the SPDR, with $93.9B in assets^ Offer broad market, sector and style specific ETFs ^ As of December 31, 2008

Why Gold?

Why Invest in Gold? Store of value Virtually indestructible, gold's value is universal Used as a form of global "currency" for thousands of years Remains a reserve asset for central banks around the world Effective portfolio diversifier Gold has a low-to-negative correlation with most major asset classes Risk management tool May offer a potential hedge against high inflation and economic or political turbulence Attractive alternative asset Relative to other alternatives, gold may offer investors a greater diversification benefit and higher liquidity Supply & demand fundamentals Current gold industry fundamentals Current economic fundamentals

US Fixed Income 6.96% Intn'l Equities 11.63% Gold 31.92% Highest Return Lowest Return Source: Zephyr Style Advisor, SSgA Strategy & Research as of December 31, 2008 Gold Price-London PM Fix, Gold; S&P 500 Index, US Equities; Citigroup 3-Month T-bill, Cash; Barclays Capital US Aggregate Bond Index, US Fixed Income; MSCI EAFE Index, International Equities; DJ Wilshire REIT Annual Performance by Investment Style and Market Cap 1998 US Equities 28.58% US Fixed Income 8.67% Cash 5.06% Gold -0.83% Real Estate -17.01% Intn'l Equities 20.33% 1999 Intn'l Equities 27.30% Cash 4.74% Gold 0.85% US Fixed Income -0.83% Real Estate -2.58% US Equities 21.04% 2000 Real Estate 31.04% Cash 5.96% Gold -5.44% US Equities -9.11% Intn'l Equities -13.96% US Fixed Income 11.63% 2001 Real Estate 12.35% Cash 4.09% Gold 0.75% US Equities -11.88% Intn'l Equities -21.21% US Fixed Income 8.42% 2002 Gold 25.57% Real Estate 3.58% Cash 1.70% Intn'l Equities -15.66% US Equities -22.10% US Fixed Income 10.27% 2003 Intn'l Equities 39.17% US Equities 28.68% Gold 19.89% US Fixed Income 4.11% Cash 1.07% Real Estate 36.18% 2004 Real Estate 33.16% US Equities 10.88% Gold 4.65% US Fixed Income 4.34% Cash 1.24% Intn'l Equities 20.70% 2005 Real Estate 13.82% Cash 3.00% Gold 17.77% US Equities 4.91% Intn'l Equities 14.02% Real Estate 35.97% Cash 4.76% Gold 23.20% US Equities 15.79% Intn'l Equities 26.86% US Fixed Income 4.33% Real Estate -17.55% Cash 4.74% US Equities 5.20% 2006 US Fixed Income 2.43% 2007 2008 US Fixed Income 5.24% Gold 4.32% Cash 1.80% US Equities -37.00% Real Estate -39.20% Intn'l Equities -43.06%

Why Invest in Gold Effective Portfolio Diversifier Source: Zephyr Style Advisor, SSgA Strategy & Research Gold Price-London PM Fix, Gold; S&P 500 Index, US Equities; Citigroup 3-Month T-bill, Cash; Barclays Capital US Aggregate Bond Index, US Fixed Income; MSCI EAFE Index, International Equities; DJ Wilshire REIT Index, Real Estate: 20 Year Correlations with Gold July 1988 - June 2008

*Source: World Gold Council Data Source: GFMS Ltd. Demand for gold continued to outpace mine production over the past 5 years* Since 2004, investment has represented the strongest source of growth in demand for gold, with a year-on-year increase in value terms of 107% by the end of 2008, and growth over the past five years of around 392%. Investment attracted net inflows of approximately $30.7bn in 2008.* Central bank sales and scrap supply make up for the shortfall in new supply (lending elasticity to the market)* In 2004, many central banks renewed the Washington Agreement on Gold (WAG), limiting the amount of gold they would sell into the market to 500 tons/year Supply & Demand Fundamentals Why Invest in Gold

Why Invest in Gold Current Economic Fundamentals US $ and global economy Gold has been a US $ hedge US $ uncertainty Global economic uncertainty Gold and Risk Less volatility than U.S. equities* Positive relative performance during periods of volatile market conditions* *Source: World Gold Council

Creation of SPDR(r) Gold Shares

Development of SPDR(r) Gold Shares Traditional Challenges to Investing in Gold Physical gold bullion Limited access, cumbersome process and relatively high associated costs Gold mining equities Leveraged, different risk profile Limited market capitalization and liquidity Futures and options Leveraged, margin risk SPDR(r) Gold Shares provide investors with a relatively simple, cost-effective way to participate in the gold market.

AP Transfers Unallocated Gold (T + 2) Investor AP Sends Shares (T + 3) Investor Orders Shares (T) Investor Sends Cash (T+3) Custodian (HSBC Bank USA) SPDR(r) Gold Trust Trustee Directs DTC to Credit AP's Account (T + 3) AP Buys Unallocated Gold AP Sends Cash AP Orders Shares and Sends Transaction Fee (T) Gold Market Authorized Participant (AP) Trustee (Bank of New York) Creation Process

Benefits of SPDR(r) Gold Shares Access & Ownership New York Stock Exchange Arca listed (NYSE Arca Ticker: GLD) Minimum order size = 1 share No physical delivery of underlying asset required Investors buy, sell and hold through standard brokerage accounts securities representing fractional, undivided interests in a Trust, the primary assets of which consist of gold bullion

Secure Except in connection with transfers of gold to or from the trust and in respect of a relatively small amount of gold that may remain credited to the Trust's unallocated account at the end of a business day (which will not exceed 430 ounces), the trust's gold will be held in allocated form (i.e., as individually identified bars of gold). Gold stored and insured by the Custodian, HSBC Bank USA, N.A. No SPDR(r) Gold Shares are issued until gold deposited with HSBC Bank USA, N.A. NAV can be reviewed on website Attribute Allocated Gold Unallocated Gold Gold asset can be leased to third party without consent No Yes Part of bankruptcy estate in the event of a bankruptcy of the Custodian bank No Yes Individually Identified Bars Yes No Trust has right and title to the gold assets Yes No Benefits of SPDR(r) Gold Shares

Benefits of SPDR(r) Gold Shares Cost-Effective Brokerage charges similar to quoted equities Compares favorably with major ETFs Typically less than cost of buying, storing and insuring physical gold Liquid Liquidity not limited to secondary trading on NYSE Arca Underpinned by liquidity of the 24-hour global over-the-counter market for gold SPDR(r) Gold Shares may be created and redeemed to meet market demand Authorized participants (i.e., broker-dealers, banks and other financial institutions) provide liquidity

Benefits of SPDR(r) Gold Shares Transparent The price, holdings and NAV of Gold Shares can be tracked daily at: www.spdrgoldshares.com Flexible Can buy or sell Gold Shares continuously throughout the trading day at prices established by the market Can place market, limit and stop-loss orders for Gold Shares

SPDR(r) Gold Shares GLD

APPENDIX A: Disclosure

Important Disclosure Statement Regarding Forward-Looking Statements This prospectus includes "forward-looking statements" which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust's operations, the Sponsor's plans and references to the Trust's future success and other similar matters are forward-looking statements. Investors are cautioned that these statements are only projections. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors believed appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor's expectations and predictions, however, is subject to a number of risks and uncertainties, including, but not limited to fluctuations in the price of gold; reductions in the amount of gold represented by each Share due to the payment of Trust expenses and the impact of the termination of the fee reduction under the Trust Indenture; purchasing activity in the gold market associated with the purchase of Baskets from the Trust; the lack of experience of the Sponsor and its management in operating an investment vehicle such as the Trust; unanticipated operational or trading problems; the lack of protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936; the lack of a market for the Shares; the level of support from the World Gold Council; competition from other methods of investing in gold; the impact of large-scale distress sales of gold in times of crisis; the impact of substantial sales of gold by the official sector; the effect of a widening of interest rate differentials between the cost of money and the cost of gold; the loss, damage, theft or restrictions on access to the Trust's gold; the lack of adequate sources of recovery if the Trust's gold is lost, damaged, stolen or destroyed, including a lack of insurance; the failure of gold bullion allocated to the Trust to meet the London Good Delivery Standards; the failure of sub-custodians to exercise due care in the safekeeping of the Trust's gold; the limited ability of the Trustee and the Custodian to take legal action against sub-custodians; the insolvency of the Custodian; the Trust's obligation to reimburse the Purchaser and the Market Agent for certain liabilities in the event the Sponsor fails to indemnify them; competing claims over ownership of intellectual property rights related to the Trust; and other factors identified in the "Risk Factors" section of the Prospectus filed with the SEC and in other filings made by the Trust from time to time with the SEC. Consequently, all the forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor or Marketing Agent anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust's operations or the value of the Shares. Neither the Sponsor, Marketing Agent nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust, Marketing Agent nor the Sponsor is under a duty to update any of the forward- looking statements to conform such statements to actual results or to reflect a change in the Sponsor's or Marketing Agent's expectation or projections. The value of the Shares relates directly to the value of the gold held by the Trust and fluctuations in the price of gold could materially adversely affect an investment in the Shares. Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. In the event that the price of gold declines, the Sponsor expects the value of an investment in the Shares to decline proportionately. Shareholders of the Gold Trust will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Neither the Sponsor nor the Trustee is subject to regulation by the CFTC. Shareholders will not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools. The "SPDR" trademark is used under license from The McGraw-Hill Companies, Inc. and the SPDR(r) Gold Trust is permitted to use the "SPDR" trademark pursuant to a sublicense from the Marketing Agent. No financial product offered by SPDR(r) Gold Trust, or its affiliates is sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. ("McGraw-Hill"). McGraw-Hill makes no representation or warranty, express or implied, to the owners of any financial product or any member of the public regarding the advisability of investing in securities generally or in financial products particularly or the ability of the index on which financial products are based to track general stock market performance. McGraw-Hill is not responsible for and has not participated in any determination or calculation made with respect to issuance or redemption of financial products. McGraw-Hill has no obligation or liability in connection with the administration, marketing or trading of financial products. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL McGRAW-HILL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. For more complete information, please call 866.320.4053 or visit www.spdrgoldshares.com Marketed by State Street Global Markets, LLC, an affiliate of State Street Global Advisors.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold, 30th Floor, Boston, MA 02111.